Exhibit 10.7.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment to Employment Agreement by and between SP Plus Corporation, a Delaware corporation with its corporate office in Chicago, Illinois (the “Company”), and Rob Toy, an individual, (the “Executive”) is executed this November 17, 2014 and is effective January 1, 2015.

RECITALS:
A.    The Company and the Executive entered into that certain Executive Employment Agreement dated as of September 10, 2012 (the “Original Employment Agreement”).
B.    The Company and the Executive agreed to certain an amendment to the Original Employment Agreement as set forth in this certain First Amendment to Employment Agreement dated as of January 1, 2015.
C.    The Company and the Executive have, after a series of discussions, agreed to amend certain provisions of the Agreement as set forth in this document (this “First Amendment”), effective on the date set forth in this first paragraph of this First Amendment.
NOW, THEREFORE, in consideration of the foregoing recitals and the employment of the Executive by the Company under the terms of the Agreement, as amended by this First Amendment, the Company and the Executive agree as follows:
1.The first sentence in paragraph 3(a) of the Agreement is amended and restated to read, in its entirety, as follows: Commencing as of the Effective date, the executive shall receive a base salary at the annual rate of Four Hundred and Fifty Thousand Dollars ($450,000) (the "Annual Base Salary").

Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Third Amendment as of the day and year first above written.

COMPANY:		EXECUTIVE:

SP+ CORPORATION, a Delaware corporation

By:	/s/ James A. Wilhelm	/s/ Rob Toy
	James A. Wilhelm	Rob Toy
Chief Executive Officer